Exhibit (i) (62)

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July 5, 2012

Market Vectors ETF Trust
335 Madison Avenue, 19th Floor
New York, New York 10017

Re:	Opinion of Counsel regarding Post-Effective Amendment No. 765 to the Registration Statement filed on Form N-1A under the Securities Act of 1933
(File Nos. 333-123257; 811-10325)

Dear Ladies and Gentlemen:

We have acted as counsel to Market Vectors ETF Trust (the “Fund”), in connection with the above-referenced Registration Statement (as amended, the “Registration Statement”), which relates to the shares of beneficial interest of the Market Vectors Preferred Securities ex Financials ETF, no par value (collectively, the “Shares”). This opinion is being delivered to you in connection with the Fund’s filing of Post-Effective Amendment No. 765 to the Registration Statement (the “Amendment”) to be filed with the Securities and Exchange Commission pursuant to Rule 485(b) of the Securities Act of 1933, as amended (the “1933 Act”), and Amendment No. 769 pursuant to the Investment Company Act of 1940, as amended, in connection with the effectiveness of the Market Vectors Preferred Securities ex Financials ETF. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon. We have reviewed the Fund’s Declaration of Trust, as amended, and such other documents and matters as we have deemed necessary to enable us to render this opinion.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares proposed to be sold pursuant to the Amendment, when effective, will have been duly authorized and, when sold in accordance with the terms of the Amendment and the requirements of applicable federal and state law and delivered by the Fund against receipt of the net asset value of the Shares, will have been legally issued, fully paid and non-assessable by the Fund (except for the potential liability of

US  Austin  Boston  Charlotte   Hartford   New York   Orange County   Philadelphia  Princeton   San Francisco  Silicon Valley  Washington DC
EUROPE   Brussels  Dublin   London  Luxembourg   Moscow  Munich   Paris  ASIA   Beijing   Hong Kong

Market Vectors ETF Trust
July 5, 2012

shareholders described in the Fund’s current Statement of Additional Information under the caption “Capital Stock and Shareholder Reports”).

We are attorneys licensed to practice only in the State of New York. The foregoing opinion is limited to the Federal laws of the United States and the Delaware Statutory Trust Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have consented to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the headings “General Information” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information, each forming a part of the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Dechert LLP